Item 77C

Shareholder meeting results (Unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected, as follows:
      Votes for			Votes withheld
Ravi Akhoury 		115,986,609 		2,330,142
Jameson A. Baxter 	116,034,561 		2,282,190
Charles B. Curtis 	116,008,737 		2,308,014
Robert J. Darretta 	116,010,718 		2,306,033
Myra R. Drucker 	116,052,202 		2,264,549
John A. Hill 		116,022,704 		2,294,047
Paul L. Joskow 		116,091,393 		2,225,358
Elizabeth T. Kennan 115,931,655 		2,385,096
Kenneth R. Leibler 	116,059,450 		2,257,301
Robert E. Patterson 115,991,593 		2,325,158
George Putnam, III 	115,966,342 		2,350,409
Robert L. Reynolds 	116,083,267 		2,233,484
W. Thomas Stephens 	116,082,147 		2,234,604
Richard B. Worley 	116,061,669 		2,255,082

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
87,532,037 	1,276,231 		1,950,066 		27,558,417

All tabulations are rounded to the nearest whole number.